Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 ) pertaining to the CSX Omnibus Incentive Plan of CSX Corporation of our reports dated February 17, 2009, with respect to the consolidated financial statements of CSX Corporation included in its Annual Report (Form 10-K) for the year ended December 26, 2009, and the effectiveness of internal control over financial reporting of CX Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Jacksonville, Florida
July 14, 2009